EXHIBIT 10.2

ESCROW AGREEMENT

This Escrow Agreement (the “Escrow Agreement”) is made this 6th day of  November 2012, by and among Blue Sky Langsa Limited, a Mauritius company (“BSL”), Les Cascades, Edith Cavell Street, Port-Louis, Mauritius (“BSL”) and Indonesian office at Menara Prima 26th Floor, Jl. Lingkar Mega Kuningan Blok 6.2 Jakarta 12950, Indonesia; Blue Dolphin Exploration Company (“BDEC”), a Delaware corporation with offices at 801 Travis Street, Suite 2100, Houston, Texas 77002, and Doherty & Doherty, LLP (“Escrow Agent”), a Texas professional limited liability company with offices at 1717 St. James Place, Suite. 520, Houston, Texas 77056, with reference to the following facts and circumstances:

A.
BSL and BDEC have executed that certain Sale Purchase Agreement dated November 6th, 2012, (the “PSA”), attached hereto as Exhibit A, whereby BDEC is selling to BSL certain assets to be conveyed pursuant to an Assignment in the form attached hereto as Exhibit B (the “Assignment”) in exchange for the payment of the purchase price provided in the PSA.

B.	Pursuant to the PSA, BSL has agreed to transfer 150,000 shares of the common stock of Blue Dolphin Energy Company in escrow (the “Escrowed Shares”) in order to secure its obligations under the PSA.

C.
BSL will deliver or cause to be delivered to Escrow Agent one or more stock certificates (the “Certificates”) with duly endorsed stock powers (the “Stock Powers”) for the Escrowed Shares on or before November 12, 2012 for disposition in accordance with and subject to the terms and conditions of this Escrow Agreement.

D.	BDEC and BSL will each deliver to Escrow Agent the Assignment on or before November 12, 2012 for disposition in accordance with and subject to the terms and conditions of this Escrow Agreement.

THEREFORE, in consideration of the mutual covenants and agreement hereinafter set forth, the parties agree as follows:

1. Delivery of Escrow Shares.  BSL shall deposit the Certificates and the Stock Powers in escrow with the Escrow Agent on or before November 12, 2012.

2. Delivery of Assignment.  BDEC and BSL shall each deposit the Assignment executed by an authorized officer of the respective party in escrow with the Escrow Agent upon the execution of this Agreement.

3. Release of Certificates and Stock Powers.  The Certificates and the Stock Powers shall be held in escrow by Escrow Agent and released in accordance with the following:

(i) Return to BSL.  The Certificates and the Stock  Powers shall be released to BSL upon the Escrow Agent receiving a joint letter of confirmation from BDEC and BSL certifying that BSL has paid the Purchase Price or the Discounted Price (each such term as defined in the PSA) on or before the respective dates required in the PSA; or

(ii) Transfer to BDEC.  The Certificate and the Stock Powers shall be released to BDEC on March 1, 2013 if joint written instructions have not been received by the Escrow Agent pursuant to clause (i) of this Section 3 prior to such date.

4. Release of Assignment.  The Assignment shall be held in escrow by Escrow Agent and released to BSL upon the release of the Certificates and Stock Powers pursuant to Section 3 of this Escrow Agreement.

5. Duration and Termination; Release.  This Escrow Agreement will terminate automatically if BDEC or BSL ceases to exist and no successor of such party becomes a party to this Escrow Agreement.

6. Additional Requirements.  In order to ensure performance hereunder and to implement the provisions of this Escrow Agreement, all parties hereto shall take whatever action and do such things as may be required or necessary to do.  Specifically, but not by way of limitation, the parties shall deliver promptly the joint instructions provided for in Section 3(i) if the requisite payment in fact has been made.

7. Authority to Amend.  This Escrow Agreement shall not be terminated, revoked, rescinded, altered or modified in any respect without the prior consent of the parties hereto.

8. Controversy.  If any controversy arises between the parties hereto or with any third person, Escrow Agent shall not be required to determine the same or to take any action, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as Escrow Agent my require.  In the alternative, Escrow Agent may, at its discretion, institute such appropriate interpleader or other proceedings in connection therewith as it may deem proper, notwithstanding anything in this Escrow Agreement to the contrary.  In any such event, Escrow Agent shall not be liable for interest or damages to any of the parties.

9. Escrow Agent’s Liability. Escrow Agent shall not be liable for any act or omission in connection with this Escrow Agreement except for its own gross negligence or willful misconduct. BDEC and BSL jointly and severally assume full responsibility for and will indemnify Escrow Agent and save it harmless from and against any and all actions or suits, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, council fees, payments, expenses and liabilities arising out of the agency relationship or otherwise pursuant to or in connection with this Agreement including fees of any legal counsel retained by Escrow Agent relating thereto, where Escrow Agent has acted without gross negligence and without willful misconduct. Escrow Agent shall not be under any obligation to prosecute any action or suit in respect of any agency relationship, which, in its sole judgment, may involve it in expense or liability. In any action or suit BDEC and BSL agree to jointly and severally, as often as requested, furnish Escrow Agent with satisfactory indemnity against any expense or liability growing out of such action or suit by or against Escrow Agent in its capacity as Escrow Agent.  THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION 7 SHALL APPLY REGARDLESS OF THE NEGLIGENCE OF THE ESCROW AGENT OR ITS PARTNERS.

 10. Judgments and Decrees.  In the event any property held by Escrow Agent hereunder shall be attached, garnisheed or levied upon under any court order, or if the delivery of such property shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be made or entered affecting such property or affecting any act by Escrow Agent, Escrow Agent may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of Escrow Agreement to the contrary. If Escrow Agent obeys and complies with any such writs, orders, judgments or decrees it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees maybe subsequently reversed, modified, annulled, set aside or vacated.

11. Binding Agreement and Substitution of Escrow Agent.  The terms and conditions of this Escrow Agreement shall be binding on the successors or assigns of the parties hereto.  If, for any reason, Escrow Agent named herein should be unable or unwilling to continue as such Escrow Agent, then the other parties to this Escrow Agreement may substitute another person to serve as Escrow Agent.  The Escrow Agent may resign from such capacity at any time for any reason or for no reason by written notice to the other parties hereto.

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the day and year first above written.

BSL:		BDEC:

Blue Sky Langsa Limited		Blue Dolphin Exploration Company

By:	/s/ FAISAL CHAUDHARY	By:	/s/ JONATHAN CARROLL
Name:	Faisal Chaudhary	Name:	Jonathan Carroll
Title:	President	Title:	Chief Executive Officer

Escrow Agent:

Doherty & Doherty, LLP

By:	/s/ CASEY W. DOHERTY, SR.
Casey W. Doherty, Sr.
Partner

EXHIBIT A

PURCHASE AND SALE AGREEMENT

EXHIBIT B

ASSIGNMENT